Exhibit 14.1

ISG Code of Business Conduct

1. General Policy

It is ISG’s policy to observe and comply with all laws, rules and regulations applicable to the conduct of its business in all countries in which it operates, and to require all ISG employees to avoid any activities that could involve or lead to involvement of ISG or its employees in any unlawful practice.

It is the personal responsibility of all employees to acquaint themselves with the legal standards and restrictions applicable to their assigned duties and responsibilities and to conduct themselves accordingly.

Over and above the strictly legal aspects involved, all ISG employees are expected to observe high standards of business and personal ethics in the discharge of their assigned responsibilities. Simply stated, this requires the practice of honesty and high professional standards in dealings with other ISG employees, the public, stockholders, customers, suppliers, and governmental and regulatory authorities.

2. Misuse of Information and Resources

Antitrust Compliance

It is ISG’s policy to make commercial decisions on the basis of what is considered to be in the best interests of ISG, independent from any understandings or agreements with any competitor, customer or supplier. This requires the avoidance of any conduct that violates those underlying principles of the antitrust laws which forbid any kind of understanding or agreement between competitors regarding prices, terms of sale, division of markets, allocation of customers or any other activity that restrains competition, whether by sellers or purchasers. No employee, whatever his or her position, is authorized to depart from this policy or to condone a departure by anyone else.

Record Keeping and Compliance with Accounting Procedures

Accuracy and reliability in the preparation of all business records is mandated by law and is of critical importance to the corporate decision-making process and to the proper discharge of ISG’s tax, stockholder and regulatory obligations. All business records, such as expense accounts, vouchers, invoices, payroll, employment records, and reports to government, stockholders and other agencies, must be prepared with required care and honesty. Falsifying records or creating misleading entries in such records are unlawful and are not permitted.

Compliance with accounting and internal control procedures is required at all times. Employees must ensure that both the letter and the spirit of corporate procedures for keeping records and safeguarding ISG’s assets are strictly adhered to at all times. Employees should promptly advise their supervisor or Internal Audit of any shortcomings they observe in such procedures.

Securities Law

It is ISG’s policy that all disclosures to the public and all filings with or submissions to the Securities and Exchange Commission, including periodic reports, press releases, speeches and stockholder communications will be full, fair, accurate, timely and understandable. ISG employees must not use for personal gain, or reveal outside of ISG, material information concerning ISG or any other company that is neither known nor available to the public.

Confidential Information

While employed and thereafter, ISG employees must at all times keep in confidence all information of ISG. Information is considered confidential if it is non-public, i.e., has not been disseminated broadly to the public, proprietary or of a secret nature related to ISG’s business. Confidential information includes, for example, trade secrets, processes, formulas, data, know-how, improvements, techniques, financial information, business forecasts, plans and strategies and information concerning employees, customers and suppliers.

Information in Electronic Format, E-mail, and Internet

ISG-supplied systems, including computer systems and company-related work records, belong to the company and not to the employee. These systems are for business purposes, although we recognize that incidental use of telephones and e-mail for personal purposes may occur. ISG can audit any employee’s e-mail and intends to monitor e-mail as a standard practice. Use of the systems constitutes the employee’s consent to auditing and monitoring.

Use of the computer systems to make or forward, derogatory or offensive remarks about other people or groups is prohibited. This includes “humor” messages. In addition, downloading, transmission or creation of sexually or racially offensive or illegal material of any kind is prohibited. E-mail messages can be intercepted by people other than the intended recipient. Therefore, employees should take extra precautions that all messages are professional and courteous.

Payments

It is ISG’s policy to deal fairly and honestly with its customers, suppliers, governments and their agencies. It is unlawful and not permitted to pay any bribe, kick-back or other similar payment to any public official, government, or other individual, whether foreign or domestic, to secure any concession, contract or favorable treatment for ISG or one of its employees. No undisclosed or unrecorded fund or asset of ISG may be established. Payments on behalf of ISG can be made only for the purpose described by the documents supporting the payment and must be made in accordance with applicable approved corporate procedures.

Use of Resources

ISG’s employees and assets are to be used for business purposes. Employees of ISG are responsible for protecting Company assets by using them appropriately and preventing waste and theft.

Business Entertainment and Gifts

Business entertainment and gifts are meant to create good will and sound working relationships, not to gain unfair advantages with customers or suppliers. Employees and their family members should not offer, give, or accept any gift or entertainment unless it: (a) is a non-cash gift, (b) is of nominal value, (c) cannot be construed as a bribe or payoff, and (d) does not violate any laws or regulations. Any consideration of offering a gift or invitation that does not meet the above criteria should be discussed with a company executive (i.e., head of operating location or Corporate Officer). Any gift or invitation offered an employee that does not meet the above criteria should be refused.

Community Involvement and Charitable and Political Contributions

ISG values the communities in which our operations and offices are located. Our commitment to be a good neighbor encompasses maintaining facilities that are safe, clean and economically viable, and encouraging employees to become involved in community programs. Employees may from time to time request the senior manager at their location to permit the use of certain ISG assets (e.g., meeting rooms) to support non-profit or non-political community activities. Contributions of this nature are permitted provided the situation does not subject ISG to undue risk. All contemplated monetary commitments to community activities or charitable events must be directed to ISG’s Corporate General Counsel and approved in writing by the Chief Financial Officer.

Laws in states and localities in the United States differ as to whether it is legal to use corporate funds for political contributions or expenditures. In this regard, the Company must act in strict compliance with the state and local laws, and consequently, contemplated contributions or expenditures in connection with the nomination or election of any person for Federal, State or local office must be requested through ISG’s Corporate General Counsel and approved in writing by the Chief Financial Officer.

3. Workplace

Nondiscrimination and Harassment

ISG is dedicated to providing a work place that is free from any type of harassment, and is committed to provide equal employment opportunities. Harassment is defined as offensive or intimidating conduct of a verbal or physical nature relating to gender, race, color, religion, national origin, age, mental or physical disability, veteran status or any other unlawful basis, which has the purpose or effect of unreasonably interfering with an employee’s working conditions or performance; creates a hostile, intimidating, or offensive work environment; or otherwise adversely affects employment opportunities. Sexual harassment is a particular type of harassment characterized by unwelcome sexual advances, request for sexual favors, physical conduct of a sexual nature, or sexually discriminatory remarks that are offensive or objectionable to an employee, or that cause an employee discomfort or humiliation, or that interfere with an employee’s job performance. ISG views such conduct, whether it is by an employee or non-employee, as an extremely serious matter, and any employee who violates this policy will be subject to disciplinary action, up to and including termination of employment.

Any employee who believes that he or she has been the victim of discrimination or discriminatory harassment should immediately report the incident to his or her supervisor, or the General Manager or a human resources representative. The supervisor or General Manager should immediately contact a human resource representative. Employees can also contact the Corporate Human Resource Department directly through the Complaint Hot Line (330) 659-7429. All such complaints will be promptly and thoroughly investigated. If the investigation reveals the complaint is valid, appropriate corrective action will be taken to eliminate any harassment and prevent recurrence.

Health and Safety Laws

ISG is committed to providing a safe and healthful workplace for all of its employees. ISG and every employee will comply with all health and safety laws and regulations applicable to our business. Employees are required to promptly notify their supervisor, or call the Employee Hot Line, if they believe a situation or certain conduct within the workplace is unsafe or unhealthy.

4. Environmental Laws

ISG’s corporate environmental policy is straightforward: “We will comply with all environmental laws and regulations applicable to the conduct of our business.” The policy is clear, and it is the responsibility of every employee to do his or her part to ensure that ISG complies with environmental laws and regulations in a cost effective manner.

Employees with responsibilities that can affect compliance with environmental laws or regulations must understand the applicable requirements of those laws or regulations and comply with them. No employee, whatever his or her position, has the authority to pursue or condone the pursuit of a course of conduct that will lead or is likely to lead to a violation of environmental law.

Employees should promptly notify their supervisor or a corporate executive, or call the Employee Hot Line, if they observe conduct which violates, or is likely to violate, environmental requirements.

5. Conflicts of Interest

Every employee must avoid any interest, activity or relationship that conflicts with ISG’s business interests. The choice of individuals or corporations with whom ISG may have a business relationship must be determined solely on the basis of the best interest of ISG. The self interest of any employee must not be permitted to affect such choice.

6. Questions and Hotline

Routine questions concerning this Code should be referred to either the employee’s immediate supervisor, or if appropriate at the employee’s discretion, to the designated corporate executive (i.e., head of operating location or Corporate Officer). If necessary under the circumstances, an employee may also raise any question or report a concern directly with the Director of Internal Audit.

If you are aware of any potential violations of ISG’s practice, policies or procedures as set forth in this Code and are uncomfortable contacting management directly, you are encouraged to contact ISG’s anonymous Employee Hot Line at 1-888-INTL-STL. The Employee Hot Line is available 24 hours a day and 7 days a week.

7. Compliance and Discipline

The responsibility and accountability for compliance with, and adherence to, this Code, including the duty to seek interpretation when in doubt, rests with each employee. Failure to comply with this Code may result in disciplinary actions, including warnings, suspensions, termination of employment or such other actions as may be appropriate under the circumstances.

8. Audits

ISG audits compliance with laws, procedures and policies affecting the conduct of its business. It is the duty of every employee to cooperate fully with ISG’s attorneys and auditors, both internal and external.